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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (this "Agreement") dated as of July 30, 1998 between KKR 1996 FUND L.P. ("Buyer") and LISCO, INC. ("Seller"), a wholly owned subsidiary of EVENFLO & SPALDING HOLDINGS CORPORATION ("E&S").

                                    RECITALS

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 5,100,000 shares of Class A Common Stock ("Common Stock"), par value $0.01 per share (the "Common Shares") and 400,000 shares of preferred stock having terms to be mutually agreed upon by Buyer and Seller (the "Preferred Stock"), par value $0.01 per share (the "Preferred Shares" and, together with the Common Shares, the "Shares") of Evenflo Company, Inc. (the "Company"), a Delaware corporation and, as of the date hereof, a wholly owned subsidiary of Seller.

          WHEREAS, in connection with the transactions contemplated by this Agreement, Buyer, Seller and the Company will enter into a Stockholders' Agreement (the "Stockholders' Agreement") dated as of the date hereof to provide for certain matters relating to the respective holdings by Buyer and Seller of Common Stock.

          WHEREAS, in connection with the transactions contemplated by this Agreement, the Company intends to (i) enter into a $100 million revolving credit facility and (ii) issue and sell up to $110 million aggregate principal amount of senior notes of the Company in a private placement transaction ((i) and (ii) together, the "Financing").

          WHEREAS, in connection with the Financing and the transactions contemplated by this Agreement, the Company and E&S will enter into an Indemnity Agreement (the "Indemnity Agreement") dated as of the date hereof pursuant to which E&S will agree to indemnify the Company for all losses and liabilities of any kind relating to any non-Company related matters and the Company will agree to indemnify E&S for all losses and liabilities of any kind relating to the business of the Company.

          NOW, THEREFORE, in consideration of the foregoing and the representations and warranties contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

          Section 1.1 Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Common Shares for a purchase price of $25,500,000 and the Preferred Shares for a purchase price of $40,000,000 (the aggregate of such payments being referred to herein as the "Purchase Price"), payable in cash as set forth in Section 1.2 below.

          Section 1.2 Closing. The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Simpson Thacher & Bartlett at a date and time to be mutually agreed upon by the parties (the "Closing Date"). At the Closing, (i) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller, immediately available funds in an amount equal to the Purchase Price and (ii) Seller shall deliver to Buyer certificates representing the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          Section 2.1 Authority. Seller is a corporation duly organized and validly existing under the jurisdiction of its incorporation. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          Section 2.2 The Shares. Seller has good and valid title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, pre-emptive, drag-along or tag-along rights, rights of first refusal or first offer, charges or restrictions of any kind (collectively, "Liens"). Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller to Buyer for transfer pursuant to Section 1.1 and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, except for Liens arising from acts of Buyer.

          Section 2.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Seller to perform its obligations hereunder.

          Section 2.4 Noncontravention. The execution, delivery and performance by Seller of this Agreement does not and will not (i) violate the certificate of incorporation or bylaws of Seller, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Seller,
(iii) require any consent or other action by any person


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under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or any of its assets or properties or (iv) result in the creation or imposition of any material Lien on any property or asset of Seller.

          Section 2.5 Capitalization. The authorized capital stock of the Company as of the date of the Closing will consist of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share. As of the date hereof, (i) 1,000 shares of Common Stock are issued and outstanding, all of which are owned by Seller and (ii) no shares of preferred stock are issued and outstanding. Other than the 1,000 shares of issued and outstanding Common Stock, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) obligation of the Company to repurchase or otherwise acquire or retire any shares of capital stock or any convertible securities, rights or options of the type described in clause (i), (ii), or
(iii).

          Section 2.6 Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Seller, threatened against or affecting Seller before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

          Section 2.7 Financial Statements and Condition. (a) Prior to the execution of this Agreement, Seller has delivered to Buyer true and complete copies of the following financial statements (the "Financial Statements"):

          (i) the unaudited condensed combined balance sheet of the Company and its consolidated subsidiaries as of March 31, 1998 (the "Balance Sheet") and the related unaudited condensed statement of combined earnings for the portion of the fiscal year then ended then ended; and

          (ii) the audited combined balance sheets of the Company and its consolidated subsidiaries as of September 30, 1996 and 1997 and the related audited statement of earnings, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Deloitte & Touche LLP.

Except as set forth in any notes thereto, all such Financial Statements (including the notes thereto) were prepared in accordance with United States generally accepted accounting principles ("GAAP") and fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Company and its consolidated


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subsidiaries, as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of interim statements (which do not contain any notes), to normal year-end adjustments.

          (b) Except for the transactions contemplated hereby (including the transactions related to the Financing), since March 31, 1998, the business of the Company has been operated in all material respects in the ordinary course and there has not been any material adverse change in the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

          Section 2.8 Absence of Undisclosed Liabilities. Neither the Company nor any subsidiary of the Company has any liabilities or obligations, whether currently due, accrued, direct or indirect, matured or unmatured, absolute, contingent or otherwise, of a nature required under GAAP to be reflected or reserved against in the notes or schedules thereto, other than: (i) liabilities fully and adequately reflected or reserved against in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 1997, and (iii) liabilities incurred in connection with the acquisition of Gerry Baby Products Company.

          Section 2.9 Taxes. (a) The Company has duly and timely filed (within applicable extension periods) all material Tax Returns required to be filed by it and has paid or adequately provided for in the Financial Statements all Taxes that are due and payable, regardless of whether such Taxes are shown as due on such Tax Returns. No deficiencies for any Taxes have been asserted or assessed for which there is not an adequate reserve reflected in the Financial Statements. Except as previously disclosed in writing to Buyer, the Company has not entered into any agreement to extend or waive the limitations period applicable to the filing of any Tax Return or the assertion or assessment of any liability for Taxes. The Company is not a party to any Tax sharing, Tax indemnity or other agreement relating to Taxes.

          (b) "Tax" or "Taxes" mean all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto and the term "Tax Returns" means any and all returns, reports and information statements with respect to Taxes required to be filed with the IRS or other Tax authority, whether domestic or foreign, including, without limitation, any and all consolidated, combined and unitary tax returns.

          Section 2.10 Full Disclosure. Seller has made or caused to be made available to Buyer all material information and complete and accurate copies of all material documents, files, records and papers relating to the Company and in possession of Seller, the Company, or any subsidiary of the Company relating to the business, assets, results of operations or financial condition of the Company and its subsidiaries. Seller has not knowingly withheld and information or documents, files, records or papers necessary to make the representations and warranties set forth in this Article 2, in the context in which they were made, not


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misleading in any material respect. To the knowledge of Seller, the Company has not furnished any information, documents, files, records papers or related materials to Buyer that contain any untrue statement of a material fact.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          Section 3.1 Authority. Buyer is a limited partnership duly organized and validly existing under the jurisdiction of its formation. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          Section 3.2 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement requires no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official except such as have been obtained or except where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not reasonably be expected to adversely affect the ability of Buyer to perform its obligations hereunder.

          Section 3.3 Noncontravention. The execution, delivery and performance by Buyer of this Agreement does not and will not (i) violate the certificate of limited partnership or agreement of limited partnership of Buyer, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Buyer, (iii) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its assets or properties or (iv) result in the creation or imposition of any material Lien on any property or asset of Buyer.

          Section 3.4 Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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          Section 3.5 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                    ARTICLE 4

                              CONDITIONS TO CLOSING


          Section 4.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

          (a) No provision of any applicable law, rule or regulation and no judgment, injunction, order or decree by any governmental entity of competent jurisdiction shall prohibit the consummation of the transactions contemplated hereby.

          (b) All material actions by or in respect of, or filings with, any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

          (c) The Company shall have received the proceeds of the Financing on terms reasonably satisfactory to Seller and Buyer.

          (d) Seller and Buyer shall have received from a qualified valuation firm (who may be the same firm retained to deliver a solvency letter to the financial institutions providing the senior debt portion of the Financing) a letter in form and substance reasonably satisfactory to Buyer and Seller as to the solvency of the Seller and the Company and its subsidiaries after giving effect to the Financing, the Preferred Stock Investment and the transactions contemplated by this Agreement.

          (e) Each of Buyer and Seller shall be satisfied in their sole discretion with the terms and conditions of the Preferred Stock.

          (f) Each of the Company and E&S shall have executed and delivered the Indemnity Agreement substantially in the form attached hereto as Exhibit A.

          (g) Each of the Company and E&S shall have executed and delivered the Employee Matters Agreement in a form reasonably satisfactory to both parties.

          (h) Each of the Company and E&S shall have executed and delivered the Tax Disaffiliation Agreement in a form reasonably satisfactory to both parties.


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          Section 4.2 Conditions to Obligations of Buyer. The obligation of
Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

          (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as if made at and as of such date.

          (b) The representations and warranties of Seller in the Agreement that are qualified as to materiality shall be true and correct in all respects as of the date hereof and at and as of the Closing as if made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date and time), and the representations and warranties of Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date hereof and at and as of the Closing as if made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

          (c) Each of the Company and Seller shall have executed and delivered the Stockholders' Agreement substantially in the form attached hereto as Exhibit B.

          (d) The Company shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

          (e) The Company shall have executed and delivered a Management Fee Agreement in a form reasonably acceptable to Buyer and the Company.

          (f) The Company shall have executed and delivered a Stock Ownership Agreement in a form reasonably acceptable to Buyer and the Company.

          (g) The Company shall have paid all intercompany receivables owing to E&S and its subsidiaries.

          Section 4.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

          (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as if made at and as of such date.


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          (b) Each of the Company and Buyer shall have executed and delivered the Stockholders' Agreement.


          (c) Seller shall have received from an independent investment banking institution a favorable opinion as to the fairness, from a financial point of view, of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                          COVENANTS OF SELLER AND BUYER

          Section 5.1 Further Assurances. Seller and Buyer agree that, from time to time, whether on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

          Section 5.2 Conduct of Business. Except as otherwise contemplated by the transactions provided for herein or the terms hereof, pending the Closing, Seller shall cause the Company to operate and carry on its business in all material respects only in the ordinary course consistent with past practice.

          Section 5.3 No Inconsistent Action. Subject to Sections 7.1 and 7.2, Seller, Buyer and the Company shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6

           NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES; COMPETITION

          Section 6.1 Survival. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing. This Section 6.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

          Section 6.2 Competition. Without the express written consent of Buyer, for so long as Buyer holds shares of Common Stock, none of Seller or any of its affiliates (other than the Company and its direct and indirect subsidiaries) shall directly or indirectly acquire any interest, or invest in any manner, in any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever engaged in the manufacture or marketing of juvenile products, whether located in or outside of the United States.

                                   ARTICLE 7

                                   TERMINATION


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          Section 7.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of Seller and Buyer;

          (b) by either Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have been consummated as of the close of business on September 30, 1998; or

          (c) by either Seller, on the one hand, or Buyer, on the other hand, if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 7.1(b) or (c) shall promptly give notice of such termination to the other party.

          Section 7.2 Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability of any party (or any stockholder, general partner, limited partner, member, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement and this Agreement shall become void and of no further force or effect; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) material breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be liable for such breach prior to such termination. Notwithstanding the foregoing, the provisions of Sections 8.2, 8.5, 8.6 and 8.7 shall survive any termination hereof pursuant to Section 7.1.


                                    ARTICLE 8

                                  MISCELLANEOUS

          Section 8.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three business days after mailing (one business day in the case of express mail or overnight courier service), as follows:


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          (a) if to Buyer,

               KKR 1996 Fund L.P.
               9 West 57th Street
               New York, New York  10019
               Attention:  Michael T. Tokarz

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:  Alan G. Schwartz, Esq.

          (b) if to Seller,

               Lisco, Inc.
               c/o Spalding & Evenflo Companies, Inc.
               425 Meadow Street
               Chicopee, Massachusetts 01021-0901
               Attention:  General Counsel

          Section 8.2 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          Section 8.3 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 8.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto (it being agreed that a merger shall not be deemed an assignment requiring the consent of any Buyer).

          Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.


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          Section 8.6 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.1 shall be deemed effective service of process on such party.

          Section 8.7 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.8 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.9 Entire Agreement. This Agreement, together with the Stockholders' Agreement, constitutes the entire agreement between the parties with respect to the subject mater of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          Section 8.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          Section 8.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.


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

          IN WITNESS WHEREOF, each of the parties has duly executed this Agreement or caused it to be duly executed as of the date first written above.

                         KKR 1996 FUND L.P.

                         By:     KKR Associates 1996 L.P., its general partner

                         By:     KKR 1996 GP LLC, its general partner


                         By:___________________________


                         LISCO, INC.


                          By:_________________________


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